AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made on this 31st day of March, 2020 (the “Effective Date”), by and between Nature’s Sunshine Products, Inc., a Utah corporation, having its principal place of business in Lehi, Utah (the “Company” or “NSP”) and Bryant Yates (“Executive”).

This Agreement amends and restates in its entirety the Employment Agreement between the Company and Executive dated December 21, 2007.

1. Employment.

1.1 Positions and Duties. Beginning on or before the Effective Date (the “Date of Employment”), and continuing until Executive’s employment with the Company is terminated either by the Company or by Executive (the “Term”), Executive will be employed by the Company as EVP & President-Europe reporting directly to the Chief Executive Officer (“CEO”) of the Company. In addition, without additional compensation, if lawfully and reasonably requested by the CEO or the Board of Directors of the Company (the “Board”), Executive will serve in other additional officer positions of the Company and its subsidiaries or as an officer, director, manager or equity owner of any affiliate of the Company or any division or branch of the Company.

1.2 Place of Performance. Executive shall perform his services hereunder at the Company’s current principal office in Lehi, Utah, or in another location designated by the Company that is within 50 miles of Lehi, Utah; provided, however, that Executive will be required to travel from time to time as reasonably required for business purposes.

2. Compensation and Benefits.

2.1 Base Salary. Executive shall receive an annual salary in the amount set forth on Schedule A, paid in accordance with the Company’s payroll practices, as in effect from time to time. Base salary shall be subject to review on at least an annual basis by the CEO. Executive understands that no further compensation will be given for his acting as an officer or shareholder of any Affiliate of the Company or any division or branch of the Company.

2.2 Bonus. Executive shall be eligible to participate in the Company’s executive bonus program (as modified from time to time) or any successor program (the “EBP”). The EBP, as currently constituted, provides for additional compensation commensurate with Executive’s responsibilities based upon company and individual performance measures, with an EBP target as set forth on Schedule A and a maximum bonus potential payout equal to the greater of (i) 175% of Executive’s EBP target or (ii) the maximum bonus payout set forth in the EBP as established by the Board for the relevant year. Payment of any bonus under the EBP is in NSP’s sole discretion and such payments will be made in accordance with Internal Revenue Code Section 409A and the Treasury Regulations thereunder (“Code Section 409A”) and the terms of the EBP.

2.3 Employee Benefits. Executive will be eligible to participate in retirement/savings, health insurance, term life insurance, long term disability insurance and other employee benefit plans, policies or arrangements maintained by the Company as provided to similarly situated employees and, at the discretion of the Board, in incentive plans, stock option plans and change in control severance plans maintained by the Company for its executives, if any, subject to the terms and conditions of such plans, policies or arrangements. Benefits may be modified by the Company at any time without notice to Executive.

3. Indemnification; D&O Insurance.

3.1 Indemnification. To the fullest extent permitted by the laws of the State of Utah in effect on the date hereof, or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, the Company shall indemnify Executive if Executive becomes a party to or participant in, or is threatened to be made a party to or participant in, any action or proceeding, whether civil, criminal, judicial, legislative, administrative or investigative, including an action by or in the right of Company to procure a judgment in its favor, and including an action by or in the right of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise of any type or kind, domestic or foreign, related to the fact that Executive is or was an officer, director, employee or agent of the Company or any subsidiary of the Company or is or was serving at the request of the Company as a director, officer, employee, member, manager, trustee or agent of any other corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, or by reason of any action or inaction by Executive in any such capacity, whether or not serving in such capacity at the time any loss is incurred for which indemnification can be provided under this Section 3.1 (each an “Action”), against all judgments, fines, amounts paid in settlement and all reasonable expenses and costs, including attorneys' fees, experts’ fees, court costs, transcript costs, travel expenses, and all other costs and expenses incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness or participate in, any Action, or in connection with any appeal resulting from any Action, including without limitation costs relating to any bond or its equivalent, and expenses incurred by Executive in connection with the interpretation, enforcement or defense of Executive’s rights under this Agreement, by litigation or otherwise (collectively, “Expenses”), incurred or suffered by or imposed upon Executive in connection with any such Action, or in connection with an appeal therein; and provided, however, than no such indemnification shall be required with respect to any settlement or other non-adjudicated disposition of any threatened or pending action or proceeding unless Company has given its prior consent to such settlement or other disposition, which consent shall not be unreasonably withheld, conditioned or delayed. The indemnification requirement of this Section 3.1 is intended to be broadly interpreted and to provide for indemnification to the fullest extent permitted by law and is intended to be in addition to any other rights of indemnification available to Executive under the Company’s articles of incorporation or bylaws or under applicable law.

3.2 Advancement of Expenses. To the fullest extent permitted by the laws of the State of Utah in effect on the date hereof, or as such laws may from time to time hereafter be amended to increase the scope of such permitted advances, the Company shall, upon request, advance to or promptly reimburse Executive for all Expenses reasonably incurred in defending any such Action in advance of the final disposition of such Action; provided, however, that Executive shall cooperate in good faith with any request by Company that common counsel be utilized by the parties to an Action who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties. As a condition of such advancement, Executive must furnish to the Company (a) a written affirmation of his good faith belief that (i) his conduct was in good faith; and (ii) he reasonably believed that his conduct was in, or not opposed to, the Company’s best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, and (b) a written undertaking, executed personally or on his behalf, to repay the advance if Executive is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed by Company exceed the indemnification to which Executive is entitled.

3.3 D&O Insurance. For the duration of Executive’s service as an officer of the Company, and thereafter for so long as Executive is subject to any action for which the Company is obligated to indemnify Executive under Section 3.1 above, the Company will maintain directors’ and officers’ liability insurance commensurate (“D&O Insurance”) with industry standard terms and amount but shall in all events which shall in all events be no less protective and extensive in scope and amount to that provided by the Company’s D&O Insurance policies as of the date hereof. The Company’s obligation to advance Expenses under Section 3.2 shall be net of amounts for such Expenses received under D&O Insurance.

4. Expenses.

4.1 Reimbursement of Business Expenses. In accordance with the Company’s normal policies for expense reimbursement, the Company shall reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to, the performance of Executive’s duties, responsibilities or services under this Agreement, upon presentation of documentation, including expense statements, vouchers and/or such other supporting information as the Company may request.

4.2 Conditions to Reimbursement. Executive must submit proper documentation for each reimbursable expense eligible for reimbursement under Section 4.1 within sixty (60) days after the later of (i) Executive’s incurrence of such expense or (ii) Executive’s receipt of the invoice for such expense. If such expense qualifies hereunder for reimbursement, then the Company will reimburse Executive for that expense within ten (10)

business days after Executive’s submission of a request that complies with this Section 4.2, and in all events each reimbursement must be made no later than the end of the calendar year following the calendar year in which the expense was incurred. The amount of reimbursements in any calendar year shall not affect the expenses eligible for reimbursement in the same or any other calendar year. Executive’s right to reimbursement may not be liquidated or exchanged for any other benefit.

5. Termination. Upon cessation of his employment with the Company, Executive will be entitled only to such compensation and benefits as described in this Section 5.

5.1. Termination without Cause or for Good Reason. The Company may terminate Executive’s employment at any time without Cause (as defined below), and Executive may resign at any time with Good Reason (as defined below). If Executive’s employment by the Company is terminated by the Company without Cause, or if Executive resigns for Good Reason:

5.1.1. the Company shall pay all accrued and unpaid base salary through the date of such termination and reimburse all then unreimbursed expenses properly incurred by Executive pursuant to Section 4;

5.1.2. provided a Release (as defined below) has been executed and become effective and enforceable in accordance with its terms following expiration of the applicable revocation period and Executive complies with the Restrictive Covenants (as set forth in Section 6), the Company shall pay equal installment payments payable in accordance with the Company's normal payroll practices, but no less frequently than monthly, which are in the aggregate equal to twelve (12) months (the “Severance Period”) of Executive’s base salary for the year in which the termination occurs. The first such payment will be made on the sixtieth (60th) day following Executive’s “separation from service” (as such term is defined under Code Section 409A) and the remaining payments will be made in accordance with the Company’s normal payroll schedule for salaried employees;

5.1.3. provided a Release has been executed and become effective and enforceable in accordance with its terms following expiration of the applicable revocation period and Executive complies with the Restrictive Covenants (as set forth in Section 6), the Company shall reimburse Executive for the costs he incurs for continuation of Executive’s health insurance coverage under COBRA (and for his family members if Executive provided for their coverage during his employment) during the Severance Period and in accord with the NSP group health plans applicable to NSP employees currently in effect. Executive shall, within thirty (30) days after each monthly COBRA payment he pays during the Severance Period for which he is entitled to reimbursement in accordance with the foregoing, submit appropriate evidence of such payment to the Company, and the Company shall reimburse Executive, within ten (10) business days following receipt of such submission. The following provisions shall govern such reimbursement of continuation costs: (i) the amount of the COBRA costs eligible for reimbursement in any one (1) calendar year of coverage will not affect the amount of such costs eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no COBRA costs will be reimbursed after the close of the calendar year following the calendar year in which those costs were incurred; and (iii) Executive’s right to the reimbursement of such costs cannot be liquidated or exchanged for any other benefit. In the event the Company’s reimbursement of the reimbursable portion of any COBRA payment hereunder results in Executive’s recognition of taxable income (whether for federal, state or local income tax purposes), the Company will report such taxable income as taxable W-2 wages and collect the applicable withholding taxes, and Executive will be responsible for the payment of any additional income tax liability resulting from such coverage; and

5.1.4 Executive’s bonus for the year in which the employment termination occurs, if any, will be pro-rated based upon the percentage of the year in which Executive was employed and paid by the Company.

For purposes of this Agreement, “Good Reason” means

a.a material reduction in Executive’s base salary other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions;

b.a material reduction in Executive’s target bonus opportunity, or benefits;

c.a relocation of Executive’s principal place of employment by more than 50 miles;

d.any material breach by the Company of a material provision of this Agreement;

e.the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in a substantially similar manner and extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or

f.a material, adverse change in Executive’s title, authority, duties, or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company’s size, status as a public company, and capitalization as of the date of this Agreement;

provided, that in each case Executive must provide the Company with written notice of the events Executive indicates constitutes Good Reason within thirty (30) days after the occurrence of such event. Failure to give such notice within thirty (30) days of the occurrence shall be deemed a waiver by Executive of his right to terminate for Good Reason with respect to such circumstances. If Executive provides such notice, in the case of the circumstances described in clauses (d) and (g) above, the Company thereafter will have thirty (30) days to cure such alleged breach. If a cure period applies and the Company does not cure the alleged breach within the thirty (30) day notice period, Executive must thereafter resign within fifteen (15) days of the expiration of the thirty (30) day notice period in order to resign for Good Reason. If no cure period applies, Executive must thereafter resign within fifteen (15) days of Executive’s delivery of notice in order to resign for Good Reason.

5.2. Release and Restrictive Covenants. Notwithstanding any provision of this Agreement, the payments and benefits described in Sections 5.1.2 and 5.1.3 and any other Section that incorporates such payment requirements are conditioned on (a) Executive’s execution and delivery in a manner consistent with the requirements of the Older Workers Benefit Protection Act, if applicable, and any applicable state law, to the Company of a release of all claims related to Executive’s employment by the Company and the termination thereof (the “Release”), and (b) Executive’s compliance with the Restrictive Covenants set forth in Section 7 of this Agreement. A breach of the Restrictive Covenants by Executive shall constitute a breach of this Agreement, which shall relieve the Company of any further payment obligation under Sections 5.1.2 and 5.1.3.

5.3. Termination for Cause. The Company may terminate Executive’s employment immediately for Cause. If Executive’s employment with the Company is terminated by the Company for Cause then the Company’s obligation to Executive will be limited solely to the payment of accrued and unpaid base salary through the date of such termination and reimbursement of all then unreimbursed expenses properly incurred by Executive pursuant to Section 4. To terminate Executive’s employment for Cause, the CEO, in consultation with the Board, must determine in good faith that Cause exists, that Executive has been notified of the basis of such determination, and that after any applicable time to cure such Cause has not done so.

“For Cause” means the Executive’s:

a) conviction of, or the entry of a plea of guilty or no contest to, a felony or any crime that materially adversely affects the business, standing or reputation of the Company;

b) engagement in dishonesty, fraud, embezzlement or other misappropriation of funds;

c) material breach of any material provisions of this Agreement, which breach is not cured within fifteen (15) days after the Company provides written notice to Executive of such material breach; or

d) willful refusal to perform the lawful and reasonable directives of the CEO or the Board, other than any such failure resulting from Incapacity (as defined below) due to mental or physical illness which failure or refusal is not cured within fifteen (15) days after the Company provides written notice to Executive of such material failure or refusal.

5.4 Resignation by Executive. Executive may resign his employment without Good Reason by giving the Company four weeks’ notice of said resignation; NSP may elect to pay Executive’s base salary in lieu of notice. If Executive resigns without Good Reason, then the Company’s obligation to Executive will be limited solely to the payment of accrued and unpaid base salary through the date of such termination and reimbursement of all then unreimbursed expenses properly incurred by Executive pursuant to Section 4.

5.5 Termination upon Death or Incapacity of Executive. Executive's employment hereunder shall terminate automatically upon Executive's death during the Employment Term, and the Company may terminate Executive's employment on account of Executive's Incapacity (as defined below). In the event of termination of Executive’s employment by reason of Executive’s death or Incapacity, the provisions governing termination without Cause in Section 5.1 above shall apply. “Incapacity” shall mean Executive's inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days; provided, however, in the event the Company temporarily replaces Executive, or transfers Executive's duties or responsibilities to another individual on account of Executive's inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, an Incapacity, then Executive's employment shall not be deemed terminated by the Company and Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of Executive's Incapacity as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Incapacity made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.

5.6 Termination in Connection with a Change in Control Event. Provided the Release under Section 5.2 has been executed and become effective and enforceable in accordance with its terms following expiration of the applicable revocation period and Executive complies with the Restrictive Covenants set forth in Section 7, in the event: (i) Executive’s employment is terminated for any reason, except for Cause, within eighteen (18) months following the occurrence of a Change in Control Event (as defined below) or in anticipation of a Change in Control Event or (ii) Executive terminates his employment within eighteen (18) months following the occurrence of a Change in Control Event for Good Reason, Executive will be entitled to the amounts set forth in Sections 5.1.1 and 5.1.3 (except that for purposes of Section 5.1.3 the Severance Period shall be eighteen months), and an amount equal to one and one-half times the sum of (i) Executive’s target EBP bonus (ii) and Executive’s annual base salary at the time of termination. All amounts payable to Executive pursuant to this Section 5.6 shall be paid in a lump sum payment within fifteen (15) days of any applicable revocation period, except as required by Section 12.2 of this Agreement. For purposes of this Agreement, a “Change in Control Event” shall mean the occurrence of any one of the following events:

5.6.1. approval by the shareholders of the Company of a plan of complete dissolution or liquidation of the Company; or

5.6.2. consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 90% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities (as defined in Section 5.6.4 that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors (as defined in Section 5.6.5 at the time of the approval by the Board of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

5.6.3. consummation of a sale of all or substantially all of the Company’s business and/or assets to a person or entity which is not a subsidiary; or

5.6.4. any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more (an “Acquiring Person”) of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this Section 5.6.4 shall not be deemed to be a Change in Control Event by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction, as defined in Section 5.6.2; or

5.6.5. during any period not longer than two consecutive years, individuals who at the beginning of such period constituted the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of a least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director, provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director.

5.7. Foreign Entities. Without regard to the circumstances of Executive’s termination from employment, Executive hereby also covenants that upon termination, if he is listed as an officer, director, partner, secretary or shareholder on any Affiliate, division or branch of the Company, he will sign over any and all rights to stock (except Company stock and stock rights that Executive holds personally) and/or resign as an officer or director of such entity prior to departure from the Company as required by the law applicable to the entity or by that entity’s procedural requirements.

6. Confidential Information. Executive understands and acknowledges that during the Employment Term, he will have access to and learn about information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company or its subsidiaries’ or affiliates’ (including their predecessors) current or potential business and (ii) not generally or publicly known (“Confidential Information”). Confidential Information includes, without limitation, information, and data obtained by Executive while employed by the Company and its subsidiaries (or any of their predecessors) or while performing services hereunder concerning the business or affairs of the Company or any of its subsidiaries or affiliates; technical information concerning Company software (including source code and object code), products and services, including product data, specifications, documentation, hardware configuration information, diagrams, flow charts, drawings, test results, formulas, algorithms, processes, inventions, research projects, engineering, and product development; business information, including markets, cost information, profits, sales information, accounting and unpublished financial information, business plans, markets and marketing methods, customer lists (including, but not limited to, customers of the Company on whom Executive called or with whom Executive became acquainted during the term of Executive’s Employment), and customer information (including pricing, preferences, discounts and contracts), purchasing techniques, supplier lists, supplier information (including pricing, preferences, discounts, and contracts) and advertising and business strategies; information about employees, including their compensation, strengths, weaknesses and skills, recruiting strategies and goals and hiring criteria; and other information not generally known to the public, which has independent economic value to the owner or discloser of the information or which, if misused or disclosed, could reasonably be expected to adversely affect the business of the owner or discloser of the information. Confidential Information does not, however, include information that (w) was lawfully in Executive’s possession prior to disclosure of such information by the Company; (x) was, or at any time becomes, available in the public domain other than through a violation of this Agreement; (y) is documented by Executive as having been developed by Executive outside the scope of his rendering services hereunder and independently; or (z) is furnished to Executive by a third party not under an obligation of confidentiality to the Company. Executive agrees that he will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as authorized in writing by the Company. Executive will be allowed to disclose such information of the Company to the extent that such disclosure is:

(a) duly approved in writing by the Company;

(b) necessary for Executive to enforce his rights under this Agreement in connection with a legal proceeding;

(c) required by law or by the order of a court or similar judicial or administrative body, provided that Executive notifies the Company of such required disclosure promptly and reasonably cooperates with the Company in any lawful action to contest or limit the scope of such required disclosure; or

(d) to report possible violations of federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and he is not required to notify the Company that he has made such reports or disclosures.

Executive’s obligations under this Agreement are in addition to any obligations he has under state or federal law. Executive agrees that he will not violate in any way the rights that the Company has with regard to trade secrets or Confidential Information. Executive’s obligations under this Section 6 are indefinite in term.

7. Restrictive Covenants. In consideration of the compensation and other benefits provided to Executive pursuant to this Agreement, Executive agrees to be bound by the provisions of this Section 7 (the “Restrictive Covenants”). These Restrictive Covenants will apply without regard to whether any termination or cessation of Executive’s employment is initiated by the Company or Executive, and without regard to the reason for that termination or cessation.

7.1. Covenant Not To Compete. Executive covenants and agrees that, during his employment by the Company and for a period of twelve (12) months following immediately thereafter (the “Restricted Period”), Executive will not, anywhere within the territory where the Company did business during Executive’s employment do any of the following, directly or indirectly:

7.1.1. own, manage, operate, control, serve as a consultant to, be employed by, participate in, or be connected, in any manner, with the ownership, management, operation or control of any business that distributes its product through a multilevel marketing program or that engages in any activity that competes with any activity in which the Company is then engaged, including sales or distribution of herbs, vitamins or nutritional supplements or any other product which the Company sells or distributes at the time of Executive’s termination (a “Competing Business”);

Notwithstanding Executive’s obligations under this Section 7.1, Executive will be entitled to own, as a passive investor, up to two percent (2%) of any publicly traded company without violating this provision.

7.2. Covenant Not to Solicit. During the Restricted Period, Executive covenants and agrees that he will not do any of the following, directly or indirectly:

7.2.1. solicit or attempt to solicit any employee or agent of the Company or any of its affiliates to alter or terminate their employment with the Company or hire or offer to hire any employee or agent of the Company or any of its affiliates;

7.2.2. solicit or attempt to solicit any distributor or wholesale customer of the Company to alter or discontinue its relationship with the Company; or

7.2.3. solicit or attempt to persuade any supplier or vendor of the Company to alter or discontinue its relationship with the Company.

7.3 Acknowledgements. The Company and Executive agree that (a) the Restrictive Covenants do not impose an undue hardship on Executive and are reasonably necessary to protect the business of the Company and its Affiliates; (b) the nature of Executive’s responsibilities with the Company under this Agreement require him to have access to Confidential Information which is valuable and confidential to the Company; (c) the scope of the Restrictive Covenants is reasonable in terms of length of time and geographic scope; and (d) adequate consideration supports the Restrictive Covenants, including the provisions of this Agreement.

8. Property of the Company.

8.1. Proprietary Information. All right, title and interest in and to Proprietary Information (as defined below) will be and remain the sole and exclusive property of the Company. Executive will not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in the performance of Executive’s duties to the Company. If Executive removes such materials or property in the performance of Executive’s duties, Executive will return such materials or property promptly after the removal has served its purpose. Executive will not make, retain, remove and/or distribute any copies of any such materials or property, or divulge to any third person the nature of and/or contents of such materials or property, except to the extent necessary to perform Executive’s duties on behalf of the Company. Upon termination of Executive’s employment with the Company, Executive will leave with the Company or promptly return to the Company all originals and copies of such materials or property then in Executive’s possession, custody, or control.

8.2. “Proprietary Information” means any and all proprietary information developed or acquired by the Company that has not been specifically authorized to be disclosed. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) all trade secrets (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications) as well as all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, (b) computer codes and instructions, processing systems and techniques, inputs, and outputs (regardless of the media on which stored or located) and hardware and software configurations, designs, architecture and interfaces, (c) business research, studies, procedures and costs, (d) financial data, (e) distributor network information, the identities of actual and prospective distributors and distribution methods, (f) marketing data, methods, plans and efforts, (g) the identities of actual and prospective suppliers, (h) the terms of contracts and agreements with, the needs and requirements of and the Company’s course of dealing with, actual or prospective suppliers, (i) personnel information, (j) customer and vendor credit information, and (k) information received from third parties subject to obligations of nondisclosure or non-use. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information.

8.3. Intellectual Property. Executive agrees that all the Intellectual Property (as defined below) will be considered “works made for hire” as that term is defined in Section 101 of the Copyright Act (17 U.S.C. § 101) and that all right, title and interest in such Intellectual Property will be the sole and exclusive property of the Company. To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, Executive retains any interest in the Intellectual Property, Executive hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Executive may now or in the future have in the Intellectual Property under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property. Executive further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Intellectual Property, at no cost to Executive. If the Company is unable after reasonable efforts to secure Executive’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of Executive’s incapacity or any other reason whatsoever, Executive hereby designates and appoints the Company or its designee as Executive’s agent and attorney-in-fact to act on his behalf solely for the purpose of executing and filing documents and doing all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s rights in the Intellectual Property. Executive acknowledges and agrees that such appointment is coupled with an interest and is therefore irrevocable. Notwithstanding the foregoing, nothing in this Agreement shall be construed to require Executive to assign or license to the Company any right in or to an invention that (a) is created by Executive entirely on Executive’s own time; and (b) is not an Employment Invention. An “Employment Invention” means any invention or part thereof conceived, developed, reduced to practice, or created by Executive which is (a) conceived, developed, reduced to practice, or created by Executive: (i) within the scope of Executive’s employment; (ii) on the Company’s time; or (iii) with the aid, assistance, or use of any of the Company’s property, equipment, facilities, supplies, resources, or intellectual property; (b) the result of any work, services, or duties performed by Executive for the Company; (c) related to the industry or trade of the Company; or (d) related to the current or demonstrably anticipated business, research, or development of the Company.

8.3.1. “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications claiming such inventions, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications), (f) all computer software (including data, source and object codes and related documentation), (g) all other proprietary rights and (h) all copies and tangible embodiments thereof (in whatever form or medium) which, in the case of any or all of the foregoing, pertains to an Employment Invention.

9. Acknowledgements. Executive acknowledges that the nature of Executive's position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company. Executive understands and acknowledges that the services he provides to the Company are unique, special or extraordinary. Executive further understands and acknowledges that the Company's ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by Executive is likely to result in unfair or unlawful competitive activity.

Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company's rights under Section 6, Section 7 and Section 8 of this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 6, Section 7 and Section 8 of this Agreement or the Company's enforcement thereof.

10. Remedies and Enforcement Upon Breach.

10.1. Injunctive Relief. In the event of a breach or threatened breach by Executive of Section 6, Section 7 and Section 8 of this Agreement, Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief

10.2. Disclosure of Restrictive Covenants. Executive agrees fully and completely to disclose the existence and terms of this Agreement to any future employer or potential employer of Executive and authorizes the Company, at its election, to make such disclosure.

10.3. Extension and Termination of Restricted Period. If Executive breaches Section 7 in any respect, the restrictions contained in that section will be extended for a period equal to the period that Executive was in breach.

11. Miscellaneous.

11.1. Other Agreements. Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which Executive is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance of Executive’s duties under this Agreement.

11.2. Successors and Assigns. This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, and the Company shall require any such successor to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, or, in the event the Company remains in existence, the Company shall continue to employ Executive under the terms hereof. As used in this Agreement, the term “Company” shall mean and include the Company and any successor to its business and/or assets, which assumes or is obligated to perform this Agreement by contract, operation of law or otherwise. This Agreement shall inure to the benefit of and be enforceable by Executive and his personal or legal representatives, executors, estate, trustee, administrators, successors, heirs, distributees, devisees and legatees. The duties of Executive hereunder are personal to Executive and may not be assigned by him. If Executive dies and any amounts become payable under this Agreement, the Company will pay those amounts to his estate.

11.3. Governing Law and Enforcement; Disputes. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF UTAH, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE. ANY DISPUTE ARISING OUT OF THIS AGREEMENT, OR THE BREACH THEREOF, SHALL BE BROUGHT IN A COURT OF COMPETENT JURISDICTION IN SALT LAKE COUNTY, THE STATE OF UTAH, THE PARTIES EXPRESSLY CONSENTING TO VENUE IN IN SALT LAKE COUNTY, THE STATE OF UTAH. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

11.4. Waivers. The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party. No waiver will be deemed to have occurred unless set forth in writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

11.5. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

11.6. Survival. Sections 3, 4, 5, 6, 7, 8, 10 and 11 of this Agreement will survive termination of this Agreement and/or the cessation of Executive’s employment by the Company.

11.7. Notices. Any notice or communication required or permitted under this Agreement shall be made in writing and shall be sufficient if personally delivered or sent by overnight delivery or by registered or certified mail and addressed, if to Executive, to Executive’s address set forth in NSP’s records, or if to NSP, to its principal office, to the attention of the CEO. Such notice shall be deemed given when delivered if delivered personally, or, if sent by registered or certified mail, at the earlier of actual receipt or three days after mailing in United States mail, addressed as aforesaid with postage prepaid.

11.8. Entire Agreement: Amendments. This Agreement, the attached exhibits, the Plan, and the RSU Agreement contain the entire agreement and understanding of the parties hereto relating to the subject matter hereof; and merge and supersede all prior and contemporaneous discussions, agreements and understandings of every nature relating to Executive’s employment or engagement with, or compensation by, the Company and any of its affiliates or subsidiaries or any of their predecessors. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

11.9. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

11.10. Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

11.11. Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

11.12. Third Party Beneficiaries. This Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than Executive and the Company and Executive’s and the Company’s permitted successors and assigns.

11.13. Acknowledgment of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

11.14. Section 409A. The parties intend that the provisions of this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, nothing in the Agreement shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result or a failure to comply with Section 409A) from Employee to the Company or to any other individual or entity. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Agreement providing for the payment of any amounts or benefits upon or following a termination for employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, referees to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A. If, upon separation from service, Executive is a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and would otherwise be paid within six (6) months after Executive’s separation from service will instead be paid in the seventh moth following Executive’s separation from service (to the extent required by Section 409A(a)(2)(B)(i)).

11.15. Protected Activity Not Prohibited. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

11.16. 280G. Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment, distribution, or other action by the Company to or for Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise (a “Parachute Payment”), would result in an “excess parachute payment” within the meaning of Section 280G(b)(i) of the Code, and the value determined in accordance with Section 280G(d)(4) of the Code of the Parachute Payments, net of all taxes imposed on Executive (the “Net After-Tax Amount”) that Executive would receive would be increased if the Parachute Payments were reduced, then the Parachute Payments shall be reduced by an amount (the “Reduction Amount”) so that the Net After-Tax Amount after such reduction is greatest. For purposes of determining the Net After-Tax Amount, Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Parachute Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Parachute Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Subject to the provisions of this Section 11.16, all determinations required to be made under this Section 11.16, including the Net After-Tax Amount, the Reduction Amount and the Parachute Payments that are to be reduced pursuant to this Section 11.16 and the assumptions to be utilized in arriving at such determinations, shall be made by an independent public accounting firm selected by Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Parachute Payment, or such earlier time as is requested by Executive. The Accounting Firm’s decision as to which Parachute Payments are to be reduced shall be made (a) only from Parachute Payments that the Accounting Firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code; (b) only from Parachute Payments that are required to be made in cash; (c) only with respect to any amounts that are not payable pursuant to a “nonqualified deferred compensation plan” subject to Code Section 409A of the Code, until those payments have been reduced to zero; and (d) in reverse chronological order, to the extent that any Parachute Payments subject to reduction are made over time (e.g., in installments). In no event, however, shall any Parachute Payments be reduced if and to the extent such reduction would cause a violation of Code Section 409A or other applicable law. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

11.17. Expenses. The Company shall reimburse Executive up to $10,000 for Executive’s expenses incurred in connection with the negotiation and drafting of this Agreement, including without limitation, the fees and costs of Executive’s legal counsel.

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NATURE’S SUNSHINE PRODUCTS, INC.

By /s/ Terrence Moorehead

Title:Chief Executive Officer

/s/ Bryant Yates
  Bryant Yates

Schedule A
Amended and Restated Employment Agreement

Annual Salary: $278,100

EBP Target: 55% of annual base salary

Employee Initials: /s/ BY